For more information contact:

Puerto Rico

María Calero (787) 751-6640

Evelyn Vega (787) 777-4546

SANTANDER BANCORP REPORTS IMPROVED FINANCIAL

RESULTS FOR THE FIRST QUARTER OF 2003

Net income for the quarter ended March 31, 2003 amounted to $3.2 million, a significant improvement over the net loss of $2.7 million reported in the fourth quarter of 2002

Earnings per common share for the quarter ended March 31, 2003 amounted to $0.05 per share, compared to a loss of $0.09 per share for the previous quarter.

Net loans reached $4.0 billion as of March 31, 2003, reflecting an increase of 6.5% compared to $3.8 billion as of December 31, 2002.

compared to $7.1 billion as of December 31, 2002.

The allowance for loan losses represents 1.4% of total loans as of March 31, 2003.

The provision for loan losses for the quarter ended March 31, 2003 was $12.1 million compared to $18.1 million for the fourth quarter of 2002 due to an reduction improvement in impaired non-performing loans during this quarter.

The ratio of non-performing loans to total loans was improved to 2.88% as of March 31, 2003 from and 3.20% as of December 31, 2002.

Tier I capital, total capital to risk-adjusted assets and leverage ratios reached 12.39%, 13.64% and 8.65%, respectively, as of March 31, 2003.

A cash dividend of $0.11 per common share was declared during the first quarter of 2003, for shareholders of record as of March 7th, 2003, resulting in a dividend payout ratio of 230.1% and an annualized dividend yield of 3.29% as of March 31, 2003.

San Juan, Puerto Rico, April 16, 2003 - Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), reported today its unaudited financial results for the first quarter of 2003.

For the quarter ended March 31, 2003, net income amounted to $3.2 million or $0.05 per share, compared to a net loss of $2.7 million or $0.09 per common share for the fourth quarter of 2002 and net income of $13.9 million for the first quarter of 2002. Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 1.61% and 0.20%, respectively, for the quarter ended March 31, 2003 compared to (2.91)% and (0.17)%, respectively, for the fourth quarter of 2002. For the first quarter of 2002, ROE and ROA were at 9.69% and 0.82%, respectively. The Efficiency Ratio1 reached 76.74% for the first quarter of 2003. The increase in the efficiency ratio during the first quarter of 2003 compared to the first quarter of 2002 is principally a result of lower net interest income during 2003.

The improvement in the financial results of the first quarter of 2003, compared to the last quarter of 2002, are indicative of the Company´s focus and commitment to regaining profitability and market share during this year.

Income Statement

For the quarter ended March 31, 2003, net income reached $3.2 million or $0.05 per common share, compared to a net loss of $2.7 million or $0.09 per common share reported for the fourth quarter of 2002. This improvement was primarily due to a decrease of $6.1 million in the provision for loan losses and gain on sale of investment securities available for sale of $4.7 million. Operating expenses reflected a slight increase of $0.2 million or 0.5% over prior quarter figures.

For the first quarter of 2002, net income was $13.9 million compared to $3.2 million for the first quarter of 2003. This decrease was due to a reduction in the yield of interest earning assets because of lower interest rates, as well as a 7% decline in average interest earning assets. During 2002 there was a gain on sale of securities of $8.1 million, a $3.5 million reduction over the gain realized during the first quarter of 2003.

For the quarter ended March 31, 2003, net interest income1 amounted to $48.0 million, compared to $48.2 million for the fourth quarter in 2002 and $57.7 million for the first quarter in 2002. There was only a slight decrease of 0.4% in net interest income during the first quarter of 2003 compared to the fourth quarter of 2002, highlighting management´s efforts to recapture profitability by restructuring its balance sheet. Net interest income1 for the first quarter of 2003 was also enhanced by a reduction of 26 basis points in the cost of interest bearing liabilities compared with fourth quarter 2002 results.

Compared to the first quarter of 2002, there was a decrease in net interest income1 of $9.7 million or 16.8%. This reduction in 2003 was due to lower interest rates and a 12% decrease in the average loan portfolio that was partially offset by a decrease in the cost of interest bearing liabilities.

The provision for loan losses totaled $12.1 million for the first quarter of 2003, compared to $18.1 million for the previous quarter. The reduction in the provision for loan losses over the previous quarter was due to to an improvement in impaired a reduction of non-performing loans and lower net charge offs of $7.4 million. For the first quarter of 2002, the provision was $12.0 million, in line with the provision for the first quarter of 2003.

During the first quarter of 2003, the Company sold $534 million of investment securities available for sale realizing a gain of $4.7 million. Other operating income (excluding gains on sale of securities) reached $13.5 million for the quarter ended March 31, 2003 compared to $13.2 million for the quarter ended December 31, 2002. This increase was due to an improvement of $0.4 million in insurance commissions. There were also increases in mortgage servicing, trust and account analysis fees, as well as rentals of safe deposit boxes. These increases were partially offset by lower gains on futures contracts. Compared to the first quarter of 2002, there was a decrease in other operating income of $1.4 million. This reduction was due principally to lower service charges on deposit accounts, credit card fees and lower gain on mortgage servicing rights recognized.

For the quarter ended March 31, 2003, the Efficiency Ratio1 attained a level of 76.74%, a slight increase over 76.58% efficiency ratio for the quarter ended December 31, 2002. This was mainly as a result of slightly lower net interest income and slightly higher operating expenses during the quarter ended March 31, 2003. The efficiency ratio for the quarter ended March 31, 2002 was 65.08% as a result of higher net interest income during that quarter compared to the same quarter in 2003.

Balance Sheet

Total assets as of March 31, 2003 reached $6.8 billion, compared to $7.1 billion reported as of December 31, 2002. This decrease resulted mainly from the sale of $534 million of investment securities available for sale, partially offset by the purchase of a $236 million mortgage loan portfolio.

The net loan portfolio reflected a 6.5% increase of $247 million to $4.1 billion at March 31, 2003, when compared to the figures reported at December 31, 2002.

Financial Strength

Non-performing loans to total loans as of March 31, 2003 amounted to 2.88% compared to 3.20% as of December 31, 2002. Non-performing loans at March 31, 2003 amounted to $118.1 million, compared to $123.4 at December 31, 2002. During the first quarter the Company sold several non-performing loans totaling $11.9 million to an affiliate.

The annualized ratio of net charge-offs to average loans for the quarter ended March 31, 2003 decreased to 1.16% from 1.88% reported for the quarter ended December 31, 2002, and reflected a slight increase compared to 1.09% for the first quarter in 2002. Net charge offs for the first quarter of 2003 decreased $7.4 million compared to the fourth quarter of 2002 and $0.7 million over the first quarter in 2002. The Company's efforts are directed to continue improving this ratio.

The allowance for loan losses represents 1.44% of total loans as of March 31, 2003, a slight decrease over the 1.50% reported as of December 31, 2002, and a significant increase over 1.23% reported as of March 31, 2002. The decrease in this ratio was partially due to the acquisition of the a mortgage loan portfolio at the end of the quarter as well as to the lower provision for loan losses resulting from the improvement in impaired non-performing loans and the lower level of charge offs. The allowance for loan losses to total non-performing loans at March 31, 2003 stood at 49.94%. Excluding non-performing mortgage loans (for which the Company has historically had a negligible loss experience) this ratio is 96.65%. The Company has increased its Allowance for Loan Losses through periodic charges to the provision for loan losses. This item is reviewed on a recurring basis considering an ongoing assessment of the Company´s credit exposure and a number of relevant variables. The level of the Allowance for Loan Losses is subject to changes in internal and external factors affecting the level of non-performing loans and credit risk of the loan portfolio.

As of March 31, 2003, Tier I capital to risk-adjusted assets, total capital to risk-adjusted assets (BIS ratio) and leverage ratios reached 12.39%, 13.64% and 8.65% respectively.

Shareholders´ Programs

During the first quarter of 2003, Santander BanCorp once again declared a cash dividend of 11 cents per common share to its common shareholders of record as of March 7th, 2003, payable on April 1, 2003.

As of March 31, 2003, under the Stock Repurchase Program, the Company had acquired a total of 4,011,260 shares of common stock, amounting to $67.6 million. The Board of Directors approved an extension to the program in November 2002, under which Santander BanCorp may repurchase up to 928,204 additional shares. As of March 31, 2003, 325,100 shares, or 35% of the shares under the extended program, have been repurchased.

Institutional Background

Santander BanCorp is a publicly held financial holding Company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 26 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,500 employees, with 66 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company´s website at www.santandernet.com.

Santander Central Hispano (SAN.MC, STD.N) is the largest financial group in Spain and Latin America, and the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 13-year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent consumer finance franchise in Germany.

It has a pre-eminentleading position in Latin America, with US$71.8 billion in assets, US$15.3 billion in mutual funds, US$11 billion in pension funds and 23 million customers served through 4,183 offices in 11 countries, with a particular focus on the major markets of Brazil, Mexico and Chile. The Group recorded US$1.3 million in net attributable income from Latin America during the year 2002.

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This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management´s assumptions.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.